SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 13, 2003 (Date of earliest event reported)

D E E R E & C O M P A N Y
(Exact name of registrant as specified in charter)

DELAWARE (State or other jurisdiction of incorporation)

1-4121 (Commission File Number)

36-2382580 (IRS Employer Identification No.)

One John Deere Place Moline, Illinois 61265 (Address of principal executive offices and zip code)

(309)765-8000 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 5.	Other Events.

       The following consists of Deere & Company's press release dated May 13, 2003 concerning second-quarter of fiscal 2003 financial results and supplemental financial information filed as Exhibit 20 to this report and incorporated by reference herein.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.
	(c)	Exhibits
		(20)	Press release and supplemental financial information
Item 9.	Regulation FD Disclosure.

       The attached schedule of Other Financial Information is furnished under Form 8-K Item 9 and Item 12 (Results of Operations and Financial Condition). The information is not filed for purposes of the Securities Exchange Act of 1934 and is not deemed incorporated by reference by any general statements incorporating by reference this report or future filings into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Deere & Company specifically incorporates the information by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ NATHAN J. JONES Senior Vice President and Chief Financial Officer

Dated: May 13, 2003

Exhibit Index

Number and Description of Exhibit	Sequential Page Number
(20)	Press release and supplemental financial information	Pg. 5

Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.JohnDeere.com

NEWS RELEASE
For release: May 13, 2003
Contact: Ken Golden Manager, Public Relations Deere & Company 309-765-5678

Deere & Company posts 80 percent gain in second quarter profits

       MOLINE, Illinois (May 13, 2003) -- Deere & Company today reported worldwide net income of $256.9 million, or $1.07 per share, for the second quarter ended April 30, an increase of more than 80 percent over last year's second quarter net income of $141.8 million, or $0.59 per share. For the first six months, net income was $324.9 million, or $1.35 per share, more than triple last year's six-month net income of $103.6 million, or $0.43 per share.

       "Increased profitability of our construction and forestry and our commercial and consumer equipment operations contributed to the strong second quarter. Even though the domestic farm-equipment sector remained weak, our improvement initiatives, as well as increased sales outside of North America, helped drive higher agricultural equipment profits," said Robert W. Lane, chairman and chief executive officer. "These results are further evidence that John Deere employees worldwide are executing the strategies necessary to build a better business."

       Net sales increased due primarily to higher physical volumes in all three major equipment divisions. Additionally, currency exchange rates and price realization had a favorable impact on this year's sales. Compared with last year, overseas sales increased 22 percent for the quarter and 21 percent for the first six months. Excluding the impact of changes in currency exchange rates, the increases in overseas sales were 10 percent and 11 percent, respectively, due primarily to higher agricultural equipment sales.

       Deere's equipment operations reported operating profit of $339 million for the quarter and $382 million for the first six months of 2003, compared with $217 million and $82 million last year. (Operating results exclude the impact of external interest expense, taxes and certain other corporate expenses.) The increases for both periods were primarily due to improved price realization as well as higher sales and production volumes and related manufacturing efficiencies.

       The absence of goodwill amortization this year had a favorable pretax impact of $14 million for the quarter and $28 million for the first six months. Additionally, results for both the quarter and the year-to-date benefited from the impact of translating the foreign earnings at higher exchange rates. Partially offsetting these factors was a pretax increase in postretirement benefit costs of $69 million for the quarter and $143 million for the first six months.

       These same factors mentioned above also led to Deere's equipment operations achieving net income of $181.6 million for the quarter and $176.4 million for the first six months, compared with net income of $94.9 million and a net loss of $15.6 million for the respective periods last year.

Summary of Equipment Operating Profit
●

Agricultural Equipment.  Compared with last year, agricultural equipment sales increased 14 percent for the quarter and 11 percent for the six months. The sales increases for both periods were primarily due to the impact of stronger foreign exchange rates, higher sales overseas and improved price realization.

       Division operating profit rose to $195 million for the quarter and $202 million for the first six months, compared with $173 million and $157 million in the respective periods last year. The increases in operating profit for both periods were primarily due to price realization, the favorable impact of translating the foreign earnings at higher exchange rates and higher sales volume in South America. The year-to-date results benefited from higher sales and production volumes in Europe reflecting continued strength from products introduced last year. Partially offsetting these factors were a less favorable sales mix and increases in postretirement benefit costs of $47 million for the quarter and $95 million for the first six months.

●

Commercial and Consumer Equipment.  Compared with last year, the division's sales for the quarter increased 12 percent. The increase was primarily due to strong retail demand for recently introduced products and the impact of expanded distribution channels partially offset by a lower seasonal field inventory build-up. Sales for the first six months increased 19 percent, compared with last year, when the division implemented deep production and shipment cutbacks to reduce company and field inventories.

       Operating profit was $110 million for the quarter and $132 million for the first six months, compared with $80 million and $37 million, respectively, last year. The improved results were primarily due to the impact of the increased sales and production volumes and related manufacturing efficiencies as well as other improvements from previous restructuring actions. Partially offsetting these factors were higher promotional costs related to new products and increases in postretirement benefit costs of $7 million for the quarter and $17 million for the first six months.

●

Construction and Forestry.  Division sales increased 16 percent for the quarter and 22 percent for the year-to-date. Excluding sales from the Deere-Hitachi marketing relationship in the U.S. and Canada, division sales increased 7 percent for the quarter and 13 percent year-to-date. In the quarter, sales increased due to the impact of stronger foreign exchange rates and improved price realization. For the six months, sales benefited from dealers rebuilding field inventories to the levels of a year ago, improved price realization and the impact of stronger foreign exchange rates.

       The division's operating profit reached $35 million for the quarter and $52 million for the first six months, compared with operating losses of $22 million and $88 million, respectively, last year. The improved results were primarily due to the higher sales and production volumes and the related manufacturing efficiencies. Improved price realization as well as cost reductions also had a positive impact on this year's results. Partially offsetting these factors were increases in postretirement benefit costs of $15 million for the quarter and $31 million for the first six months.

Last year's results were negatively impacted by higher costs related to the Nortrax investment and by costs related to the closing of a factory and the relocation of these operations.
●

Special Technologies.  Lower costs and expenses and the absence of goodwill amortization led to improvements in these operations, which reported operating losses of $1 million for the quarter and $4 million for the first six months, compared with operating losses of $13 million and $24 million, respectively, a year ago. Last year's results were also negatively affected by costs related to a factory closure.

       Trade receivables at April 30, 2003, were $3.711 billion, representing 30 percent of the previous 12-month sales, compared with $3.517 billion a year ago, or 32 percent of the previous 12-month sales. Approximately $160 million of the increase was due to the fluctuation of exchange rates. Inventories at April 30, 2003, were $2.007 billion, representing 20 percent of the previous 12-month cost of sales, compared with $1.807 billion a year ago, representing 19 percent of the previous 12-month cost of sales. Approximately $45 million of the inventory increase was due to exchange-rate fluctuation.

Summary of Financial Services Net Income
●

Credit.  Deere's credit operations generated net income of $72.9 million for the quarter and $141.9 million for the first six months, compared with net income of $47.3 million and $123.3 million, respectively, last year. This year's results benefited primarily from lower loan losses, the absence of losses in Argentina and growth in the portfolio. Partially offsetting these factors were lower gains resulting from a reduced volume of retail note sales and narrower financing spreads.

●

Health Care.  Deere's health care operations reported net income of $3.5 million for the quarter and $7.7 million for the first six months, compared with $3.7 million and $8.3 million, respectively, last year. A decrease in investment returns more than offset a small increase in income from operations.

Market Conditions & Outlook

       Based on the conditions outlined below, Deere's net equipment sales for the third quarter of 2003 are currently forecast to be up approximately 5 percent based on current exchange rates, with company-wide net income forecast to be in a range of $175 million to $225 million. For the full year, Deere now expects equipment sales to be up by 6 to 8 percent, slightly below earlier estimates, with the net income forecast remaining in a range of $500 million to $600 million. Excluding the impact of currency and price, sales are forecast to be about flat for the quarter and for the year. Production volumes are expected to be generally lower in the second half of the year and down about 5 percent in the fourth quarter from the low levels of last year.

●

Agricultural Equipment.  Although retail sales of farm machinery in the U.S. and Canada are expected to experience improvement over the next several months, the increase is not likely to offset the year's sluggish start. As a result, industry retail sales for the full year are now expected to be down about 5 percent in the U.S. and Canada. Factors seen as supporting sales for the remainder of the year include improving farmer cash flow, a continuation of solid commodity-price levels and prospects for more favorable soil-moisture conditions. Of importance, signups for payments under the new U.S. farm bill have been largely completed and government payments for 2003 are expected to significantly exceed last year's total. In other areas, industry retail sales in Western Europe are expected to be down by 3 to 5 percent for the year mainly due to lower farm income. Due to improvement in Argentina, the outlook for industry retail sales in South America has improved to be down about 5 percent from year ago levels. Based on these factors, worldwide sales of John Deere agricultural equipment are now forecast to be up 4 to 6 percent for the year, but down slightly without the benefit of currency and price changes. Production volumes in the U.S. and Canada are currently expected to be down more than 10 percent in each of the third and fourth quarters relative to a year ago.

●

Commercial & Consumer Equipment.  John Deere commercial and consumer equipment sales are expected to continue benefiting from the success of the 100-series lawn tractors and other recently introduced products. As a result, sales are expected to be up by 13 to 15 percent for the year. Production was particularly high early in the year in advance of the important spring selling season and is currently expected to decline in the fourth quarter compared with last year's levels.

●

Construction & Forestry.  Construction-equipment markets are expected to remain under pressure due to lagging business investment and weakness in the independent-rental channel. Global forestry markets are expected to remain soft as well. Despite these market conditions, however, Deere has seen a small price improvement in the first six months. Company sales to dealers, which benefited from fleet replenishment in the first six months, are now expected to be up about 7 percent for the year with the full-year inclusion of Hitachi sales. Sales are expected to be up slightly without the benefit of the Hitachi sales. Production volumes for the second half of the year are expected to be in line with a year ago.

●

Credit.  Credit results for 2003 are expected to benefit from lower write-offs and further growth in the loan portfolio. On this basis, the division continues to expect net income for the year of about $300 million.

Efforts on Track Despite Challenging Markets

       Deere's success in winning new customers worldwide and making major gains in operating efficiency is expected to help the company reach its earnings goals for the year, according to Lane. "Several key markets remain below normal, and in some cases below our earlier expectations," he said. "At the same time, we are facing substantially higher costs for benefit programs. While operating in this challenging environment, we remain on track with our goals of driving sustainable improvements and delivering higher value for investors."

John Deere Capital Corporation

       The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

       JDCC's net income was $67.5 million for the quarter and $129.8 million for the first six months, compared with net income of $42.6 million and $114.5 million, respectively, last year. This year's results benefited primarily from lower loan losses, improved results in Argentina and a larger average portfolio. Partially offsetting these factors were lower gains resulting from a reduced volume of retail notes sold and narrower financing spreads.

       Net receivables and leases financed by JDCC were $12.359 billion at April 30, 2003, compared with $10.313 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months and the lower volume of sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $14.457 billion at April 30, 2003, compared with $13.340 billion one year ago.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

       Statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company's businesses.

       Forward-looking statements involve certain factors that are subject to change, including for the company's agricultural equipment segment the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, prices realized for commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), summer weather and soil conditions, real estate values, available acreage for farming, the level, complexity and distribution of government farm programs, animal diseases (including further outbreaks of "mad cow" and "foot-and-mouth" diseases), crop pests, harvest yields and the level of farm product exports (including concerns about genetically modified organisms).

       Factors affecting the outlook for the company's commercial and consumer equipment segment include general economic conditions in the United States, consumer confidence, consumer borrowing patterns and weather conditions. Another important assumption is continued consumer acceptance of the company's new products, including the new 100-series lawn tractors.

       The number of housing starts is especially important to sales of the company's construction equipment. The levels of public and non-residential construction also impact the results of the company's construction and forestry segment. Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

       All of the company's businesses are affected by general economic conditions in and the political stability of the global markets in which the company operates (including Brazil, Argentina and other South American countries); monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the United States Federal Reserve Board and other central banks; actions by the United States Securities and Exchange Commission and other regulatory bodies; actions by rating agencies; capital market disruptions; investor sentiment; inflation and deflation rates; interest rate levels and currency exchange rates; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices, especially as to levels of new and used field inventories; production and technological difficulties, including capacity and supply constraints; oil and energy prices and supplies; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the company operates. Company results are also affected by significant changes in health care costs and in market values of investment assets, which impact postretirement benefit expenses. In addition, further outbreaks or the spread of severe diseases such as Severe Acute Respiratory Syndrome (SARS) could affect the Company's businesses and results.

       The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

Second Quarter 2003 Press Release (millions of dollars and shares except per share amounts)

	Three Months Ended April 30			Six Months Ended April 30

	2003	2002	% Change	2003	2002	% Change

Net sales and revenues:
Agricultural equipment net sales	$2,166	$1,908	+14	$3,437	$3,088	+11
Commercial and consumer
equipment net sales	992	883	+12	1,475	1,241	+19
Construction and forestry net sales	697	602	+16	1,209	989	+22
Other net sales	12	16	-25	20	29	-31

Total net sales *	3,867	3,409	+13	6,141	5,347	+15
Credit revenues	329	373	-12	652	748	-13
Other revenues	204	205		401	414	-3

Total net sales and revenues *	$4,400	$3,987	+10	$7,194	$6,509	+11

Operating profit (loss): **
Agricultural equipment	$195	$173	+13	$202	$157	+29
Commercial and consumer equipment	110	80	+38	132	37	+257
Construction and forestry	35	(22)		52	(88)
Credit	111	79	+41	218	197	+11
Other	5	(7)		8	(11)

Total operating profit *	456	303	+50	612	292	+110
Interest, corporate expenses
and income taxes	(199)	(161)	+24	(287)	(188)	+53

Net income	$257	$142	+81	$325	$104	+213

Per Share:
Net income - basic	$1.08	$.60	+80	$1.36	$.44	+209
Net income - diluted	$1.07	$.59	+81	$1.35	$.43	+214

* Includes overseas equipment operations:
Net sales	$1,172	$959	+22	$1,896	$1,569	+21
Operating profit	$149	$85	+75	$196	$101	+94

**

In the second quarter of 2002, the operating profit (loss) of the agricultural equipment, commercial and consumer equipment, construction and forestry and other segments included pretax goodwill amortization of $3, $4, $4 and $3, respectively, for a total of $14. In the first six months of 2002, these amounts were $7, $7, $8 and $6, respectively, for a total of $28. In the second quarter of 2002, the operating profit (loss) of the agricultural equipment, commercial and consumer equipment, construction and forestry and other segments also included pretax costs (income) for special items related to restructuring of $8, $(3), $6 and $6, respectively, for a total of $17. In the first six months of 2002, these amounts were $8, $(2), $22 and $6, respectively, for a total of $34. In the first six months of 2003, there was no goodwill amortization and the costs or income for special items were not material.

	April 30, 2003	October 31, 2002	April 30, 2002
Consolidated:
Trade accounts and notes receivable - net	$3,711	$2,734	$3,517
Inventories	$2,007	$1,372	$1,807

Financial Services:
Financing receivables and leases
financed - net	$10,835	$10,604	$9,328
Financing receivables and leases
administered - net	$13,055	$13,225	$12,481

Average shares outstanding	239.3	238.2	237.8

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Three Months Ended April 30, 2003 and 2002 (In millions of dollars except per share amounts) Unaudited

	2003	2002

Net Sales and Revenues
Net sales	$3,867.3	$3,409.0
Finance and interest income	317.9	328.6
Health care premiums and fees	166.1	170.0
Other income	48.7	78.9

Total	4,400.0	3,986.5

Costs and Expenses
Cost of sales	3,055.2	2,749.6
Research and development expenses	144.3	132.0
Selling, administrative and general expenses	425.4	450.5
Interest expense	160.6	156.7
Health care claims and costs	135.9	141.7
Other operating expenses	80.4	115.9

Total	4,001.8	3,746.4

Income of Consolidated Group
Before Income Taxes	398.2	240.1
Provision for income taxes	140.4	93.1

Income of Consolidated Group	257.8	147.0

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.1	(1.1)
Other	(1.0)	(4.1)

Total	(.9)	(5.2)

Net Income	$256.9	$141.8

Per Share:
Net income - basic	$1.08	$.60
Net income - diluted	$1.07	$.59

See Notes to Interim Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Six Months Ended April 30, 2003 and 2002 (In millions of dollars except per share amounts) Unaudited

	2003	2002

Net Sales and Revenues
Net sales	$6,141.1	$5,346.5
Finance and interest income	628.7	667.9
Health care premiums and fees	317.2	331.5
Other income	106.6	162.7

Total	7,193.6	6,508.6

Costs and Expenses
Cost of sales	4,912.7	4,428.2
Research and development expenses	261.8	259.2
Selling, administrative and general expenses	782.8	816.0
Interest expense	312.5	318.6
Health care claims and costs	256.2	275.1
Other operating expenses	163.9	224.8

Total	6,689.9	6,321.9

Income of Consolidated Group
Before Income Taxes	503.7	186.7
Provision for income taxes	177.9	68.7

Income of Consolidated Group	325.8	118.0

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.2	(2.0)
Other	(1.1)	(12.4)

Total	(.9)	(14.4)

Net Income	$324.9	$103.6

Per Share:
Net income - basic	$1.36	$.44
Net income - diluted	$1.35	$.43

See Notes to Interim Financial Statements.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET (In millions of dollars) Unaudited

	April 30	October 31	April 30
	2003	2002	2002

Assets
Cash and cash equivalents	$3,324.2	$2,814.9	$2,616.5
Marketable securities	211.9	189.2	214.0
Receivables from unconsolidated affiliates	326.2	265.8	277.1
Trade accounts and notes
receivable - net	3,711.2	2,733.6	3,517.3
Financing receivables - net	9,455.9	9,067.5	7,670.2
Other receivables	264.5	426.4	382.8
Equipment on operating leases - net	1,425.5	1,609.2	1,713.9
Inventories	2,006.8	1,371.8	1,806.7
Property and equipment - net	2,010.5	1,998.3	2,010.1
Investments in unconsolidated affiliates	175.9	180.6	190.2
Goodwill	846.6	804.0	827.1
Other intangible assets - net	90.2	90.9	26.5
Prepaid pension costs	54.2	49.6	678.7
Other assets	628.8	582.1	423.1
Deferred income taxes	1,538.5	1,490.1	971.8
Deferred charges	113.6	94.0	113.4

Total assets	$26,184.5	$23,768.0	$23,439.4

Liabilities and Stockholders' Equity
Short-term borrowings	$5,056.9	$4,437.3	$4,971.4
Payables to unconsolidated affiliates	97.3	64.0	42.0
Accounts payable and accrued expenses	3,181.7	3,142.2	2,900.4
Health care claims and reserves	103.2	92.8	109.3
Accrued taxes	246.2	87.4	136.5
Deferred income taxes	28.1	24.5	19.6
Long-term borrowings	10,412.5	8,950.4	8,471.5
Retirement benefit accruals
and other liabilities	3,528.8	3,806.2	2,698.6

Total liabilities	22,654.7	20,604.8	19,349.3
Stockholders' equity	3,529.8	3,163.2	4,090.1

Total liabilities and stockholders' equity	$26,184.5	$23,768.0	$23,439.4

See Notes to Interim Financial Statements.

DEERE & COMPANY CONDENSED STATEMENT OF CONSOLIDATED CASH FLOWS For the Six Months Ended April 30, 2003 and 2002 (In millions of dollars) Unaudited

	2003	2002

Cash Flows from Operating Activities
Net income	$324.9	$103.6
Adjustments to reconcile net income to net cash
used for operating activities	(1,217.7)	(328.8)

Net cash used for operating activities	(892.8)	(225.2)

Cash Flows from Investing Activities
Collections of receivables	4,228.2	3,734.3
Proceeds from sales of financing receivables	606.2	2,613.0
Proceeds from maturities and sales of marketable securities	27.4	28.1
Proceeds from sales of equipment on operating leases	277.8	308.6
Proceeds from sales of businesses	22.5	50.1
Cost of receivables acquired	(5,038.8)	(4,933.7)
Purchases of marketable securities	(49.0)	(67.1)
Purchases of property and equipment	(117.1)	(142.6)
Cost of operating leases acquired	(195.8)	(249.9)
Acquisitions of businesses, net of cash acquired	(8.0)	(11.7)
Decrease (increase) in receivables with unconsolidated affiliates	(8.4)	10.2
Other	(27.0)	(80.7)

Net cash provided by (used for) investing activities	(282.0)	1,258.6

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	1,061.4	(1,145.9)
Proceeds from long-term borrowings	2,002.5	3,179.7
Principal payments on long-term borrowings	(1,323.6)	(1,406.5)
Proceeds from issuance of common stock	20.4	33.4
Repurchases of common stock	(.4)	(1.2)
Dividends paid	(105.2)	(104.0)
Other	(1.4)	(1.8)

Net cash provided by financing activities	1,653.7	553.7

Effect of Exchange Rate Changes on Cash	30.4	(.6)

Net Increase in Cash and Cash Equivalents	509.3	1,586.5
Cash and Cash Equivalents at Beginning of Period	2,814.9	1,030.0

Cash and Cash Equivalents at End of Period	$3,324.2	$2,616.5

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)	Dividends declared and paid on a per share basis were as follows:
		Three Months Ended April 30		Six Months Ended April 30

		2003	2002	2003	2002

	Dividends declared	$.22	$.22	$.44	$.44
	Dividends paid	$.22	$.22	$.44	$.44

(2)

The calculation of basic net income per share is based on the average number of shares outstanding during the six months ended April 30, 2003 and 2002 of 239.3 million and 237.8 million, respectively. The calculation of diluted net income per share recognizes primarily the dilutive effect of the assumed exercise of stock options.

(3)	Comprehensive income, which includes all changes in the Company's equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended April 30		Six Months Ended April 30

	2003	2002	2003	2002

Net income	$256.9	$141.8	$324.9	$103.6

Other comprehensive income, net of tax:

Change in cumulative translation adjustment	58.7	20.7	116.9	32.1

Unrealized gain on investments	3.3	.3	6.6	.4

Unrealized gain on derivatives	4.9	15.0	1.4	32.7

Comprehensive income	$323.8	$177.8	$449.8	$168.8

(4)

The consolidated financial statements represent the consolidation of all Deere & Company's subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, "Equipment Operations" (Deere & Company with Financial Services on the Equity Basis) include the Company's agricultural equipment, commercial and consumer equipment, construction and forestry and special technologies operations, with Financial Services reflected on the equity basis. The supplemental consolidating "Financial Services" data in Note 5 include Deere & Company's credit and health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA STATEMENT OF INCOME For the Three Months Ended April 30, 2003 and 2002
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

	2003	2002	2003	2002

Net Sales and Revenues
Net sales	$3,867.3	$3,409.0
Finance and interest income	17.3	14.5	$360.4	$357.0
Health care premiums and fees			170.8	174.6
Other income	32.3	28.3	29.1	61.7

Total	3,916.9	3,451.8	560.3	593.3

Costs and Expenses
Cost of sales	3,059.0	2,753.3
Research and development expenses	144.3	132.0
Selling, administrative and general expenses	309.8	292.7	117.1	159.4
Interest expense	53.6	54.2	112.6	105.5
Interest compensation to Financial Services	54.2	39.8
Health care claims and costs			135.9	141.7
Other operating expenses	14.5	26.3	78.0	100.1

Total	3,635.4	3,298.3	443.6	506.7

Income of Consolidated Group
Before Income Taxes	281.5	153.5	116.7	86.6
Provision for income taxes	99.9	58.6	40.5	34.5

Income of Consolidated Group	181.6	94.9	76.2	52.1

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	72.9	47.3	.1	(1.1)
Other	2.4	(.4)

Total	75.3	46.9	.1	(1.1)

Net Income	$256.9	$141.8	$76.3	$51.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) STATEMENT OF INCOME For the Six Months Ended April 30, 2003 and 2002
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

	2003	2002	2003	2002

Net Sales and Revenues
Net sales	$6,141.1	$5,346.5
Finance and interest income	37.5	32.2	$700.0	$719.6
Health care premiums and fees			326.5	340.4
Other income	70.5	71.9	59.9	112.8

Total	6,249.1	5,450.6	1,086.4	1,172.8

Costs and Expenses
Cost of sales	4,920.2	4,435.4
Research and development expenses	261.8	259.2
Selling, administrative and general expenses	564.3	551.4	221.6	268.4
Interest expense	108.1	108.0	218.2	220.7
Interest compensation to Financial Services	94.9	73.8
Health care claims and costs			256.2	275.1
Other operating expenses	26.3	48.1	160.2	196.6

Total	5,975.6	5,475.9	856.2	960.8

Income (Loss) of Consolidated Group
Before Income Taxes	273.5	(25.3)	230.2	212.0
Provision (credit) for income taxes	97.1	(9.7)	80.8	78.4

Income (Loss) of Consolidated Group	176.4	(15.6)	149.4	133.6

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	141.9	123.3	.2	(2.0)
Other	6.6	(4.1)

Total	148.5	119.2	.2	(2.0)

Net Income	$324.9	$103.6	$149.6	$131.6

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES

	April 30 2003	October 31 2002	April 30 2002	April 30 2003	October 31 2002	April 30 2002

Assets
Cash and cash equivalents	$2,879.5	$2,638.5	$2,122.8	$444.7	$176.3	$493.7
Cash equivalents deposited with unconsolidated subsidiaries	231.4	790.8	601.9

Cash and cash equivalents	3,110.9	3,429.3	2,724.7	444.7	176.3	493.7
Marketable securities				211.9	189.2	214.0
Receivables from unconsolidated subsidiaries and affiliates	229.7	220.1	188.7	291.9	259.8	273.2
Trade accounts and notes receivable - net	940.7	909.4	1,301.6	3,183.0	2,137.7	2,571.9
Financing receivables - net	35.4	60.1	43.7	9,420.5	9,007.4	7,626.5
Other receivables	117.8	279.1	200.3	146.7	147.3	182.4
Equipment on operating leases - net	11.5	12.4	12.7	1,414.0	1,596.8	1,701.2
Inventories	2,006.8	1,371.8	1,806.7
Property and equipment - net	1,976.9	1,963.4	1,972.8	33.6	34.9	37.3
Investments in unconsolidated subsidiaries and affiliates	2,355.8	2,248.5	2,315.5	3.0	7.7	10.9
Goodwill	846.4	803.9	826.9	.2	.2	.2
Other intangible assets - net	89.9	90.4	25.9	.3	.4	.5
Prepaid pension costs	54.2	49.6	678.7
Other assets	212.4	208.1	169.5	416.4	374.0	253.7
Deferred income taxes	1,626.6	1,576.3	1,035.1	1.4	1.8	1.1
Deferred charges	90.7	73.4	93.4	25.5	20.6	20.0

Total assets	$13,705.7	$13,295.8	$13,396.2	$15,593.1	$13,954.1	$13,386.6

Liabilities and Stockholders' Equity
Short-term borrowings	$411.4	$398.1	$851.2	$4,645.5	$4,039.2	$4,120.2
Payables to unconsolidated subsidiaries and affiliates	108.1	79.4	57.9	415.9	989.7	770.8
Accounts payable and accrued expenses	2,915.3	2,800.7	2,686.9	681.5	654.9	569.7
Health care claims and reserves				103.2	92.8	109.3
Accrued taxes	226.5	83.2	129.4	19.7	4.2	7.1
Deferred income taxes	11.4	9.5	3.1	106.3	102.9	80.9
Long-term borrowings	3,013.3	2,988.8	2,912.3	7,399.2	5,961.5	5,559.1
Retirement benefit accruals and other liabilities	3,489.9	3,772.9	2,665.3	38.8	33.3	33.3

Total liabilities	10,175.9	10,132.6	9,306.1	13,410.1	11,878.5	11,250.4
Stockholders' equity	3,529.8	3,163.2	4,090.1	2,183.0	2,075.6	2,136.2

Total liabilities and stockholders' equity	$13,705.7	$13,295.8	$13,396.2	$15,593.1	$13,954.1	$13,386.6

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) CONDENSED STATEMENT OF CASH FLOWS For the Six Months Ended April 30, 2003 and 2002 (In millions of dollars) Unaudited
	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

	2003	2002	2003	2002

Cash Flows from Operating Activities
Net income	$324.9	$103.6	$149.6	$131.6
Adjustments to reconcile net income to net cash
provided by (used for) operating activities	(488.9)	(133.8)	221.0	215.6

Net cash provided by (used for) operating activities	(164.0)	(30.2)	370.6	347.2

Cash Flows from Investing Activities
Collections of receivables	34.7	11.3	8,058.4	6,550.9
Proceeds from sales of financing receivables			606.2	2,613.0
Proceeds from maturities and sales of marketable securities			27.4	28.1
Proceeds from sales of equipment on operating leases	.1	.7	277.7	307.8
Proceeds from sales of businesses	22.5	50.1
Cost of receivables acquired	(6.9)	(6.8)	(9,901.7)	(8,104.6)
Purchases of marketable securities			(49.0)	(67.1)
Purchases of property and equipment	(115.0)	(140.7)	(2.2)	(1.9)
Cost of operating leases acquired	(1.2)	(4.2)	(194.5)	(245.7)
Acquisitions of businesses, net of cash acquired	(8.0)	(4.5)		(7.3)
Decrease (increase) in receivables with unconsolidated affiliates			(32.1)	40.8
Other	.6	8.4	(25.5)	(89.1)

Net cash provided by (used for) investing activities	(73.2)	(85.7)	(1,235.3)	1,024.9

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(23.6)	124.9	1,084.9	(1,270.9)
Change in intercompany receivables/payables	14.6	62.7	(574.0)	(1,104.0)
Proceeds from long-term borrowings	5.0	699.9	1,997.4	2,479.8
Principal payments on long-term borrowings	(11.1)	(75.0)	(1,312.5)	(1,331.5)
Proceeds from issuance of common stock	20.4	33.4
Repurchases of common stock	(.4)	(1.2)
Dividends paid	(105.2)	(104.0)	(72.8)	(222.9)
Other	(1.2)	(1.8)

Net cash provided by (used for) financing activities	(101.5)	738.9	1,123.0	(1,449.5)

Effect of Exchange Rate Changes on Cash	20.3	3.1	10.1	(3.6)

Net Increase (Decrease) in Cash and Cash Equivalents	(318.4)	626.1	268.4	(81.0)
Cash and Cash Equivalents at Beginning of Period	3,429.3	2,098.6	176.3	574.7

Cash and Cash Equivalents at End of Period	$3,110.9	$2,724.7	$444.7	$493.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.

Item 9 and 12 Disclosure
Deere & Company Other Financial Information
For the Six Months Ended April 30,	Equipment Operations		Agricultural Equipment		Commercial and Consumer Equipment		Construction & Forestry		Other Equipment

Dollars in millions	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Net Sales	$6,141	$5,347	$3,437	$3,088	$1,475	$1,241	$1,209	$989	$20	$29

Average Identifiable Assets
With Inventories at LIFO	$6,022	$6,295	$2,997	$3,212	$1,541	$1,555	$1,413	$1,435	$71	$93
With Inventories at Standard Cost	$6,969	$7,200	$3,581	$3,770	$1,748	$1,740	$1,569	$1,597	$71	$93
Operating Profit (Loss)	$382	$82	$202	$157	$132	$37	$52	$(88)	$(4)	$(24)
Percent of Net Sales	6.2%	1.5%	5.9%	5.1%	8.9%	3.0%	4.3%	(8.9)%	(20.0)%	(82.8)%
Operating Return on Assets
With Inventories at LIFO	6.3%	1.3%	6.7%	4.9%	8.6%	2.4%	3.7%	(6.1)%	(5.6)%	(25.8)%
With Inventories at Standard - Period	5.5%	1.1%	5.6%	4.2%	7.6%	2.1%	3.3%	(5.5)%	(5.6)%	(25.8)%
SVA Cost of Assets	$(418)	$(432)	$(215)	$(226)	$(105)	$(104)	$(94)	$(96)	$(4)	$(6)
SVA	$(36)	$(350)	$(13)	$(69)	$27	$(67)	$(42)	$(184)	$(8)	$(30)

For the Six Months Ended April 30,	Financial Services

The Company evaluates its business results on the basis of generally accepted accounting principles. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is 12 percent of the segment's average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company's investment in the asset. Financial Services is assessed a pretax cost of equity, which on an annual basis is approximately 19 percent of its average equity during the period excluding the allowance for doubtful receivables. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or Financial Services to determine the amount of SVA. For this purpose, the operating profit of Financial Services is net income before income taxes and changes to the allowance for doubtful receivables. The average equity and operating profit of Financial Services is adjusted for the allowance for doubtful receivables in order to more closely reflect credit losses on a write-off basis.

To create SVA using metrics relevant to their daily operations, the Company's equipment segments are targeting an annual operating return on operating assets (OROA) of 20 percent at normal sales volumes, and other returns at other points in the cycle. For purposes of this OROA calculation, operating assets consist of average identifiable assets during the applicable period with inventory at standard cost. Refer to Deere & Company's annual report on Form 10-K for additional information.

Dollars in millions	2003	2002

Net Income	$150	$132

Average Equity	$2,137	$2,154
Return on Equity	7.0%	6.1%
SVA Return on SVA Average Equity	10.5%	11.3%
Operating Profit	$230	$210
Change in Allowance for Doubtful Receivables	$11	$50
SVA Income	$241	$260
Average Equity	$2,137	$2,154
Average Allowance for Doubtful Receivables	$154	$137
SVA Average Equity	$2,291	$2,291
Cost of Equity	$(213)	$(221)
SVA	$28	$39